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Lehman Brothers First Trust Income Opportunity Fund
Transactions Effected Pursuant to Rule 10f-3
Quarter Ended: 6/30/05

Sub-Adviser:	Lehman Brothers Asset Management LLC

Name of Security:	Service Corporation International, 7%, 6/15/17,
Cusip (817565BD5)
Registration under Securities Act of	Yes
1933 [10f-3(b)(1)(i)]

Time of Acquisition [10f-3(b)(2)]
- Date Acquired	6/10/2005
- Date First Offered	6/10/2005

Firm Commitment Underwriting	Yes

Reasonableness of Spread [10f-3(b)(6)]
- Offering Price Per Unit	99.003
- Gross Spread % or $	1.50%
- Yield to Maturity	7.125%

Issuer in Continuous Operation at	Yes
Least Three Years? [10f-3(b)(4)]

Amount Purchased by Fund and all associated Funds of the Sub-Adviser [10f-3(b)(7)]
- Size of Issue	300,000,000

- Purchase Price per Unit	99.003
- Total Units Purchased by Fund	3,890,000
- Total Purchase Price by Fund	3,851,217
- Percentage of Offering Purchased by Fund	1.30%

- Aggregate Amount Purchased by Sub-Adviser	17,000,000
- Percentage of Offering Purchased by Sub-Adviser	5.67%

From Whom Purchased [10f-3(b)(8)]
- Selling Dealer(s)	Merrill Lynch & Co.

- Syndicate Manager(s)	Lead: JP Morgan Securities
Merrill Lynch & Co.

Co Managers: Banc of America Securities LLC
Lehman Brothers
Raymond James

- Affiliated Broker / Dealer	Lehman Brothers